RealNetworks Announces Preliminary Revenue and Impairment Charges
For the Second Quarter of 2009

SEATTLE (July 22, 2009) – RealNetworks, Inc. (Nasdaq: RNWK) today announced that it expects to report revenue of $134 million to $136 million for the second quarter of 2009. The company will release its second quarter earnings after the market closes on July 30, 2009, and will hold a conference call for analysts and investors at 2 p.m. PT on that day.

The company also expects to report a non-cash charge of up to $176 million to reflect an impairment to all or substantially all of the company’s goodwill. The impairment results primarily from the company’s market capitalization trading below its book value for a sustained period of time and does not reflect a change in the company’s view of its business prospects or expected future results. The charge does not affect the company’s cash position or cash flows from operating activities.

The company ended the second quarter of 2009 with $363 million in cash and cash equivalents. The decrease in cash and cash equivalents from the first quarter balance of $376 million was due primarily to working capital changes in the second quarter.

The company is performing the goodwill impairment assessment under SFAS 142 “Goodwill and Other Intangible Assets” for the period ended June 30, 2009, and expects to complete this analysis prior to the earnings announcement on July 30.

Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks’ current expectations of operating results for, and impairment charges to be recorded in, the second quarter of 2009 and future operating results, cash position, cash flows and business prospects. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include changes based on the completion of the accounting and the audit of 2009 financial results. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission. The preparation of our financial statements and forward-looking financial guidance requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenues and expenses during the reported period. The company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

About Real Networks

RealNetworks, Inc. delivers digital entertainment services to consumers via PC, portable music player, home entertainment system and mobile phone. Real created the streaming media category in 1995 and has continued to lead the market with pioneering products and services, including: RealPlayer®, the first mainstream media player to enable one-click downloading and recording of Internet video; the award-winning Rhapsody® digital music service, which delivers more than 1 billion songs per year; RealArcade®, one of the largest casual games destinations on the Web; and a variety of mobile entertainment services, such as ringback tones, offered to consumers through leading wireless carriers around the world. RealNetworks’ corporate information is located at http://investor.realnetworks.com.

For More Information:
Marj Charlier, RealNetworks, 206-892-6718 or mcharlier@real.com
Elizabeth Pheasant, RealNetworks, 206-674-2330 or epheasant@real.com